Exhibit 10.1

ESAB Corporation

2022 Omnibus Incentive Plan

Form of Performance Non-Qualified Stock Option Agreement

ESAB Corporation, a Delaware corporation (the “Company”), hereby grants an option to purchase shares of its common stock, $.001 par value, (the “Stock”) to the optionee named below. The terms and conditions of the option are set forth in this cover sheet to the Performance Non-Qualified Stock Option Agreement, in the attached Performance Non-Qualified Stock Option Agreement (together with the cover sheet, the “Agreement”), and in the Company’s 2022 Omnibus Incentive Plan (the “Plan”).

Grant Date:	June 10, 2026

Name of Optionee:	[___]

Optionee Employee ID:	[___]

Number of Shares Covered by Option:	[___]

Option Price per Share:	$82.92

Vesting Start Date:	June 10, 2030

Vesting Schedule:	The option shall vest pursuant to the terms and Performance Criteria set forth in the Agreement, subject to the terms of the Plan.

Final Exercise Date:	June 9, 2033

By accepting this Award in the manner established by the Company, you agree to all of the terms and conditions described in this Agreement and in the Plan. You acknowledge that (a) you have received a copy of the Plan and this Agreement and have read and understand the terms and conditions of the Plan and this Agreement, (b) the grant of the Award is voluntary and occasional and does not create any contractual or other right to receive future grants, (c) all decisions with respect to future grants, if any, will be at the sole discretion of the Company, (d) your participation is voluntary, (e) the Award is not part of normal or expected compensation or salary for any purposes, including but not limited to calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and the Award is an extraordinary item which is outside the scope of your employment agreement, if any, (f) in the event that you are an employee of an Affiliate of the Company, the Award will not be interpreted to form an employment agreement or relationship with the Company; and furthermore, the Award will not be interpreted to form an employment agreement with the Affiliate that is your employer, (g) no claim or entitlement to compensation or damages arises from forfeiture or termination of the Award and you irrevocably release the Company and its Affiliates from any such claim that may arise, and (h) in the event of involuntary termination of your service to the Company, your right to receive the Award, if any, will terminate effective as of the date that you are no longer actively providing services to the Company and will not be extended by any notice period mandated under local law (e.g., active service would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of involuntary termination of service to the Company, your right to vest in the Award after termination of service, if any, will be measured by the date of termination of your active service and will not be extended by any notice period mandated under local law. You agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent with the terms of the Plan. Certain capitalized terms used in this Agreement are defined in the Plan and have the meaning set forth in the Plan.

ESAB Corporation

Signature of Optionee

By:
Street Address

Name:
City/State/Zip Code	Title:

This is not a stock certificate or a negotiable instrument.

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ESAB Corporation

2022 Omnibus Incentive Plan

Form of Performance Non-Qualified Stock Option Agreement

Non-Qualified Stock Option	This Agreement evidences the grant by the Company, on the grant date (the “Grant Date”) set forth in the cover sheet that forms part of this Agreement, to you of an option to purchase, in whole or in part, on the terms provided herein and in the Plan, the number of shares of Stock set forth in the cover sheet, at the Option Price per share set forth in the cover sheet.

	This option is not intended to be an incentive stock option under Section 422 of the Code and will be interpreted accordingly.

Exercisability	This option is only exercisable before it expires and then only with respect to the vested portion of the option. Subject to the preceding sentence, you may exercise this option, in whole or in part, to purchase a whole number of vested shares of Stock not less than 100 shares, unless the number of shares purchased is the total number available for purchase under the option, by following the procedures set forth in the Plan and below in this Agreement.

	The right of exercise shall be cumulative so that to the extent the option is not exercised in any period to the maximum extent permissible it shall continue to be exercisable, in whole or in part, with respect to all shares of Stock for which it is vested until the earlier of the day before the 7th anniversary of the Grant Date, as shown on the cover sheet (the “Final Exercise Date”), or the termination of this option under this Agreement or the Plan.

Vesting	Your right to purchase shares of Stock under this option will vest as described below. The resulting aggregate number of vested shares of Stock will be rounded to the nearest whole number, and you cannot vest in more than the number of shares covered by this option.

	Except as provided in this Agreement, no additional shares of Stock will vest after your Service has terminated for any reason.

	You may vest in up to 100% of the shares of Stock covered by this option subject to the satisfaction of both the (i) Performance Criteria and (ii) the Service Condition. The Performance Criteria consists of the certification by the Compensation and Human Capital Management Committee (the “Committee”) of the achievement of one or more of the stock price hurdles set forth in the table below (each, a “Stock Price Hurdle”) during the four-year period commencing on the second anniversary of the Grant Date and ending on the sixth anniversary of the Grant Date (the “Performance Period”). The Service Condition consists of your remaining in continued Service through the later of the applicable dates set forth in the table below (the “Service Vesting Dates”) and the date on which Committee certifies that a Stock Price Hurdle has been achieved (the “Determination Date”). Each Stock Price Hurdle relates to the number of shares eligible to vest upon the achievement of each Stock Price Hurdle (the “Eligible Shares”) (each such portion, a “Tranche”).

	Tranche	Stock Price Hurdle	Eligible Shares
	Tranche 1	$140	[___]
	Tranche 2	$170	[___]
	Tranche 3	$200	[___]

	Stock Price Hurdle achievement will be measured on a rolling basis based on the unrounded simple average of the closing Stock prices on the New York Stock Exchange (non-volume weighted) for any trailing 30-trading days that are all within the Performance Period up to and including the day of measurement. A Stock Price Hurdle can be achieved at any time during the Performance Period, provided that each Stock Price Hurdle need only be achieved once for the Performance Criteria to be satisfied and, once achieved, may not be achieved again during the Performance Period, and there shall be no linear interpretation between levels of Stock Price Hurdles except as set forth below. The Stock Price Hurdles and Eligible Shares shall be equitably adjusted pursuant to and in accordance with Section 18.1 of the Plan.

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	The Service Vesting Date for each Tranche is set forth below.

	Service Vesting Date	Percentage of Eligible Shares of Each Tranche That May Vest
	4th Anniversary of Grant Date	33.33%
	5th Anniversary of Grant Date	33.33%
	6th Anniversary of Grant Date	33.34%

	For the avoidance of doubt, satisfaction of the Service Condition shall occur on a pro rata basis across all Tranches, such that the Service Condition for one-third of the Eligible Shares in each Tranche is satisfied on each Service Vesting Date; provided however that to the extent the applicable Stock Price Hurdle has not yet been achieved as of the applicable Service Vesting Date, the Service Condition shall not be satisfied until the applicable Determination Date. If a Stock Price Hurdle is achieved after a Service Vesting Date has passed, the percentage of Eligible Shares of such Tranche for which the Service Vesting Date has already occurred will vest on the applicable Determination Date and the remaining portion shall vest on any applicable subsequent Service Vesting Dates, subject to your continued Service through such date(s).

	Any portion of the option subject to a Tranche for which the applicable Stock Price Hurdle is not satisfied on or prior to the end of the Performance Period shall be forfeited without consideration. The Committee shall certify achievement of a Stock Price Hurdle as promptly as practicable, and in all events within 30 days of such achievement.

Term	Your option will expire in any event at the close of business at Company headquarters on the Final Exercise Date. Your option will expire earlier if your Service terminates or if the Performance Criteria are not achieved, except as described herein.

Termination	If your Service is terminated other than as a result of your death or Disability, you shall immediately forfeit all rights to any unvested portion of the option. Any vested portion of the option shall be exercisable for ninety (90) days following the termination date.

Death or Disability	If your Service is terminated as a result of your death or Disability, your option shall no longer be subject to the Service Condition but shall remain outstanding and continue to be eligible to satisfy the Performance Criteria during the Performance Period. As a result, (i) any Tranches for which the Stock Price Hurdle has already been achieved but remain unvested as of such termination of Service shall become immediately exercisable on the effective date of such termination of Service (a “DD Termination Date”) and (ii) each Tranche for which the Stock Price Hurdle has not been achieved as of the DD Termination Date shall become immediately exercisable on the applicable Determination Date, if any, on which the Committee certifies that such Tranche has achieved the applicable Stock Price Hurdle. Any portion of the option that is or becomes exercisable by you (or, in the case of death, by your estate or heirs upon delivery to the Company of proof that such estate or heirs are entitled to exercise the option) shall be exercisable at any time until the Final Exercise Date.

Clawback	You hereby acknowledge and agree, that, to the extent applicable, this Award is subject to the terms and conditions of the ESAB Corporation Clawback Policy as in effect from time to time (including potential recoupment thereunder), a current copy of which may be requested from the Company at any time, and the terms and conditions of which are hereby incorporated by reference into this Agreement.

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Manner of Exercise	When you wish to exercise this option, in whole or in part after vesting, you must notify the Company as set forth in the Plan. When you submit your notice of exercise, you must include payment of the Option Price for the shares of Stock you are purchasing. Payment may be made in one (or a combination) of the following forms:

● Cash, your personal check, a cashier’s check, a money order or another cash equivalent acceptable to the Company.

● By delivery (on a form prescribed by the Company) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell Stock and to deliver all or part of the sale proceeds to the Company in payment of the aggregate Option Price and any withholding taxes (if approved in advance by the Committee if you are either an executive officer or a director of the Company).

Withholding Taxes	You will not be allowed to exercise this option unless you make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the option exercise or sale of Stock acquired under this option. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the exercise or sale of shares arising from this grant, the Company shall have the right to require such payments from you, or withhold such amounts from other payments due to you from the Company or any Affiliate.

Change in Control	Notwithstanding anything in this Agreement or the Plan to the contrary, if a Change in Control occurs at any time while the option is outstanding, then, (i) with respect to any Tranches for which the applicable Stock Price Hurdle has been achieved prior to the closing date of the Change in Control, any remaining Service Condition applicable to such Tranche shall be deemed satisfied and such Tranche shall become vested and exercisable immediately prior to the closing of such Change in Control and (ii) with respect to any Tranches for which the applicable Stock Price Hurdle has not been achieved prior to the closing date of the Change in Control, any remaining Service Condition shall be deemed satisfied and such Tranche shall become vested and exercisable to the extent the applicable Stock Price Hurdles are achieved in connection with such Change in Control, determined based on the higher of (x) the unrounded simple average of the closing Stock prices on the New York Stock Exchange (non-volume weighted) for the trailing 30-trading days ending on the day immediately preceding the day on which the closing of such Change in Control occurs and (y) the per share consideration to be received by Company shareholders in such Change in Control (the higher of such values, the “Change in Control Value”). To the extent the Change in Control Value falls between two Stock Price Hurdles, a pro rata portion of the shares subject to the next applicable Tranche (and only such next applicable Tranche) shall vest based on linear interpolation between such Stock Price Hurdles. Any portion of the option that does not become vested prior to, or upon, the closing of the Change in Control pursuant to this paragraph shall be forfeited without consideration immediately prior to such closing.

Transfer of Option	During your lifetime, only you (or, in the event of your legal incapacity or incompetency, your guardian or legal representative) may exercise the option. You cannot transfer or assign this option. For instance, you may not sell this option or use it as security for a loan. If you attempt to do any of these things, this option will immediately become invalid. You may, however, dispose of this option in your will or it may be transferred upon your death by the laws of descent and distribution. In connection with any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your spouse, nor is the Company obligated to recognize your spouse’s interest in your option purporting to arise under such an agreement.

Retention Rights	Neither your option nor this Agreement give you the right to be retained by the Company (or any Affiliates) in any capacity. The Company (and any Affiliates) reserve the right to terminate your Service at any time and for any reason.

Shareholder Rights	You, or your estate or heirs, have no rights as a shareholder of the Company until a certificate for your option’s shares has been issued (or an appropriate book entry has been made). No adjustments are made for dividends or other rights if the applicable record date occurs before your stock certificate is issued (or an appropriate book entry has been made), except as described in the Plan.

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Forfeiture of Rights	Although the option is intended to become vested for purposes of Section 83 of the Internal Revenue Code only upon satisfaction of the applicable performance-based and service-based vesting conditions described in this Agreement, and a substantial risk of forfeiture shall continue to exist until such conditions are satisfied, the option will not be earned until the you have fulfilled all of the conditions precedent set forth in this Agreement, including, without limitation, the satisfaction of all applicable vesting and other requirements set forth in this Agreement , and you shall have no right to retain the shares or the value thereof upon vesting or exercise of the option until all conditions precedent have been satisfied. If (i) while employed by the Company you should take actions in competition with the Company or (ii) while employed by the Company or during the twelve (12) month period immediately following your termination of employment with the Company you should take actions to, directly or indirectly, solicit or persuade, or attempt to solicit or persuade, any employee or independent contractor of Company or its Affiliates at the time of such contact to terminate or modify his or her employment or service relationship, whether or not pursuant to a written agreement, with the Company and its Affiliates, the Company shall have the right to cause a forfeiture of your rights, including, but not limited to, the right to cause: (i) a forfeiture of any outstanding option, and (ii) with respect to the period commencing twelve (12) months prior to your termination of Service with the Company and ending twelve (12) months following such termination of Service (A) a forfeiture of any gain recognized by you upon the exercise of the option or (B) a forfeiture of any Stock acquired by you upon the exercise of the option (including any portion that became vested in accordance with the vesting terms set forth in this Agreement) (but the Company will pay you the Option Price without interest).

Unless otherwise specified in an employment or other agreement between the Company and you (including the Company’s Code of Ethics), you take actions in competition with the Company if you directly or indirectly, own, manage, operate, join or control, or participate in the ownership, management, operation or control of, or are a proprietor, director, officer, stockholder, member, partner or an employee or agent of, or a consultant to any business, firm, corporation, partnership or other entity which competes with any business in which the Company or any of its Affiliates is engaged during your employment or other relationship with the Company or its Affiliates or at the time of your termination of Service. Under the prior sentence, ownership of less than 1% of the securities of a public company shall not be treated as an action in competition with the Company. YOU UNDERSTAND THAT THIS PARAGRAPH IS NOT INTENDED TO AND DOES NOT PROHIBIT THE CONDUCT DESCRIBED BUT PROVIDES FOR THE CANCELLATION OF THE UNEXERCISED PORTION OF THE OPTION (INCLUDING ANY PORTION THAT HAS NOT VESTED IN ACCORDANCE WITH THIS AGREEMENT) AND A RETURN TO THE COMPANY OF THE SHARES OR THE GROSS TAXABLE PROCEEDS OF SHARES ISSUED UPON AN EXERCISE OF THE OPTION IF YOU SHOULD CHOOSE TO VIOLATE THIS PROVISION. Notwithstanding anything herein to the contrary, in the event you primarily live and work for the Company in California, so long as you primarily reside in and are subject to the law of California, the restrictions on your post-employment conduct contained in this “Forfeiture of Rights” section – the noncompete, customer nonsolicit, and employee nonsolicit provisions shall not be applicable to you. Nothing in this Agreement shall be construed to create a restriction or forfeiture, or a comparable obligation that would be prohibited under applicable California law.

Adjustments	The shares of Stock covered by this option may be adjusted or terminated in any manner contemplated by Section 18 of the Plan.

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Amendment	The Committee has the right to amend, alter, suspend, discontinue or cancel this option, prospectively or retroactively; provided that no such amendment shall adversely affect your material rights under this Agreement without your consent.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

The Plan	Unless otherwise specified in an employment or other agreement between the Company and you, this Agreement and the Plan constitute the entire understanding between you and the Company regarding this option. Any prior agreements, commitments or negotiations concerning this option are superseded.

Data Privacy	In order to administer the Plan, the Company and its Affiliates may process personal data about you. Such data includes but is not limited to the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as your name, telephone number, home address and business addresses and other contact information, date of birth, social insurance number or other identification number, nationality, job title, any common stock or directorships held in the Company, details of the Award or any other entitlement to cash awarded, payroll information (including salary) and any other information that might be deemed appropriate by the Company and the Committee to facilitate the implementation, administration and management of the Plan and the Award (the “Data”). By accepting this Award, you hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your Data by and among, as applicable, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Award and the Plan. You also give explicit consent to the Company and its Affiliates to transfer any such Data inside and outside the country in which you work or are employed, including, with respect to non-U.S. resident optionees, to the United States, to transferees who shall include the Company, the Committee and other persons who are designated by the Company to administer, implement and manage the Award and the Plan. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the recipients of the Data to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering, and managing your participation in the Award and the Plan. You understand that the Data will be held only as long as is necessary to implement, administer and manage your participation in the Award and the Plan. You understand that you may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Award. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

Consent to Electronic Delivery	The Company may choose to deliver certain materials relating to the Plan in electronic form. By accepting this option grant you agree that the Company may deliver all communications regarding the Plan and this award (including, but not limited to, the Plan prospectus and the Company’s annual report) to you in an electronic format or through an online or electronic system established by the Company or a third party designated by the Company. If at any time you would prefer to receive paper copies of these documents, as you are entitled to, the Company would be pleased to provide copies. Please contact Corporate Human Resources to request paper copies of these documents.

By accepting this Award in the manner established by the Company, you agree to all of the terms and conditions described above and in the Plan.

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